Exhibit to Item 9 of Form 8-K

                                                     200 Washington Square North
                                                     Lansing, MI 48933

                                                     2777 East Camelback Road,
                                                     Suite 375
      [CAPITOL BANCORP LIMITED LOGO]                 Phoenix, AZ 85016
                                                     www.capitolbancorp.com

                                                     Contact: Michael M. Moran
                                                     Chief of Capital Markets
                                                     Phone: 877-884-5662



                           FOR IMMEDIATE DISTRIBUTION

               CAPITOL BANCORP ANNOUNCES 75% INCREASE IN EARNINGS
              FOR THE 2003 FIRST QUARTER, TO A RECORD $5.3 MILLION,
                 AS EARNINGS PER SHARE INCREASE 16% VERSUS 2002

SOLID EARNING ASSET GROWTH FUELS RECORD OPERATING PERFORMANCE; THE BALANCE SHEET
       NOW EXCEEDS $2.5 BILLION AT THIS GEOGRAPHICALLY-DIVERSE OPERATION


LANSING, MICHIGAN AND PHOENIX, ARIZONA: APRIL 15, 2003 - Today, Capitol Bancorp Limited (Nasdaq:CBCL) reported first quarter 2003 earnings per share (EPS) of $0.44 on a diluted basis, versus the $0.38 recorded in the first quarter of 2002, representing a solid 16% increase despite a more than 50% increase in the Corporation's average diluted shares year-over-year. Consolidated assets, which now exceed $2.5 billion for this parent company of 29 affiliate community banks operating in eight states, reflect an annualized growth rate approximating 22%, and have increased 17% from the $2.2 billion recorded at the end of 2002's first quarter. Consistent with the ongoing development and maturation of Capitol's affiliate banks, total deposits ($2.2 billion) reflect a 23% annualized growth rate through the first quarter of 2003, and have increased approximately 18% from last year's opening quarter. At the same time, despite a sluggish national economy, but reflecting management's focus on prudently building earning assets during these uncertain and volatile times, total portfolio loans ($2.1 billion) at March 31, 2003 advanced 12%, annualized, from year-end 2002, and over 14% from the level recorded at the close of first quarter 2002.

RECORD EARNINGS PERFORMANCE

A 23% increase in net operating revenues, to a quarterly record of approximately $31.5 million (versus $25.6 million reported in the first quarter of 2002), helped fuel the notable increase in diluted earnings per share on a comparable year-over-year first quarter basis. Aggregate earnings, which eclipsed $5 million for the first time in the organization's history in last year's fourth quarter, represented a record quarterly level for Capitol at $5.3 million, advancing 75% when compared to 2002's first quarter bottom line of approximately $3.0 million. The number of shares used to compute diluted earnings per share, reflecting minority interest consolidations at the affiliate level, increased more than 50% over the past twelve months, from approximately 8.1 million at March 31, 2002 to over 12.1 million at the end of 2003's first quarter.

BALANCE SHEET

Capitol's equity-to-asset ratio improved from 5.8% at the end of last year's first quarter to approximately 6.5% at March 31, 2003, while its total capital-to-assets ratio remains a healthy 10%. Reflecting the lingering effects of a softening economy, and the often lagging implications on asset quality measures, both nonperforming loans and nonperforming assets increased from year-end levels. However, annualized consolidated net charge-offs of 0.16% for the first quarter of 2003 reflect improvement from the 0.48% and 0.59% levels recorded in the third and fourth quarters of 2002, respectively. The first quarter 2003 provision for loan losses of $1.9 million represents more than twice the quarter's net charge-offs, and served to further increase the Corporation's allowance for loan losses (as a percentage of total portfolio loans) to 1.46%, from 1.45% at year-end 2002 and approximately 1.38% at the end of last year's first quarter.

Commenting on the early 2003 operating results, Capitol Bancorp Chairman and CEO, Joseph D. Reid, stated, "As the growth of Capitol Bancorp's more seasoned community banks continues to be augmented by the on-going maturation of our newer affiliates, we are pleased to be able to report to you another record quarter of earnings and a strong start to 2003. At March 31, 2003 only twelve of our twenty-nine affiliates were more than five years old. Our exhaustive development efforts in recent years now means that seventeen of our organization's community banks are currently in various early stages of their building process. This is demonstrated in the continued improvement of our operating leverage, as first quarter 2003 figures reflect that a 13% increase in non-interest expenses, when compared to last year's first quarter, was easily eclipsed by the 23% growth exhibited in the Corporation's net operating revenues for the same period."

Added Chairman Reid, "Factoring in the still emerging development of much of our affiliate family, our efforts to build reserves in light of continued uncertainty on the economic front, and the dramatic expansion of our share base over the past twelve months as we have simplified our Corporation's investment community profile, we are proud to have accomplished a 16% increase in our comparable year-over-year EPS. This performance also, once again, exceeded Wall Street analysts' expectations of $0.42-0.43 per share for the first quarter. Our efforts will concentrate on the prudent allocation of equity in the continued efficient expansion of our affiliate system. While we recognize that the sluggish national economy has caused us to temper loan growth while continuing to take a conservative stance with regard to asset quality, we are confident that the earnings power embedded within our family of affiliate community banks will continue to emerge. Our community banking model has met a receptive and profitable response in eight states in the Great Lakes, Southwest, Western and Southeast regions of the country. As we explore opportunities to extend our existing geographic diversification on a national scale, the focus and diligence exhibited by our organization should serve as a solid foundation for the continued disciplined execution of our business plan."

ABOUT THE CORPORATION

Capitol Bancorp Limited, headquartered in Lansing, Michigan and Phoenix, Arizona, is one of the nation's largest community banking organizations, holding 29 individual charters.

Capitol's operations include the following banks and loan production offices
(LPO):

                                                                Community
                                                                ---------

IN ARIZONA:
      Arrowhead Community Bank                                  Glendale
      Bank of Tucson                                            Tucson
      Camelback Community Bank                                  Phoenix
      East Valley Community Bank                                Chandler
      Mesa Bank                                                 Mesa
      Southern Arizona Community Bank                           Tucson
      Sunrise Bank of Arizona                                   Phoenix
      Valley First Community Bank                               Scottsdale
      Yuma Community Bank                                       Yuma

IN CALIFORNIA:
      Napa Community Bank                                       Napa
      Sunrise Bank of San Diego                                 San Diego
      Sunrise Bank - Orange County LPO                          Irvine

IN GEORGIA:
      Sunrise Bank - Atlanta LPO                                Atlanta

IN INDIANA:
      Elkhart Community Bank                                    Elkhart
      Goshen Community Bank                                     Goshen

IN MICHIGAN:
      Ann Arbor Commerce Bank                                   Ann Arbor
      Brighton Commerce Bank                                    Brighton
      Capitol National Bank                                     Lansing
      Detroit Commerce Bank                                     Detroit
      Grand Haven Bank                                          Grand Haven
      Kent Commerce Bank                                        Grand Rapids
      Macomb Community Bank                                     Clinton Township
      Muskegon Commerce Bank                                    Muskegon
      Oakland Commerce Bank                                     Farmington Hills
      Paragon Bank & Trust                                      Holland
      Portage Commerce Bank                                     Portage

IN NEVADA:
      Bank of Las Vegas                                         Las Vegas
      Black Mountain Community Bank                             Henderson
      Desert Community Bank                                     Las Vegas
      Red Rock Community Bank                                   Las Vegas

IN NEW MEXICO:
      Sunrise Bank of Albuquerque                               Albuquerque

IN TEXAS:
      Sunrise Bank - Dallas LPO                                 Dallas
      Sunrise Bank - Houston LPO                                Houston

                             CAPITOL BANCORP LIMITED
                       SUMMARY OF SELECTED FINANCIAL DATA            Page 4 of 4
                  (in $1,000s, except share and per share data)

                                                         THREE MONTHS ENDED                   YEAR ENDED
                                                              MARCH 31                       DECEMBER 31
                                                     ---------------------------     ---------------------------
                                                        2003            2002            2002            2001
                                                     -----------     -----------     -----------     -----------
CONDENSED STATEMENTS OF OPERATIONS:
     Interest income                                 $    39,986     $    37,255     $   156,454     $   153,797
     Interest expense                                     12,999          14,432          55,860          73,292
                                                     -----------     -----------     -----------     -----------
            Net interest income                           26,987          22,823         100,594          80,505
     Provision for loan losses                             1,890           2,090          12,676           8,167
     Noninterest income                                    4,529           2,798          14,982           9,585
     Noninterest expense                                  21,156          18,793          77,151          64,136
     Income before federal income taxes                    8,257           4,587          25,354          16,542

     Net income                                      $     5,313     $     3,044     $    16,653     $    10,718
                                                     ===========     ===========     ===========     ===========

PER SHARE DATA:
     Net income - basic                                  $  0.45         $  0.39         $  1.64         $  1.38
     Net income - diluted                                   0.44            0.38            1.57            1.35
     Book value at end of period                           14.01           11.88           13.72           10.24
     Common stock closing price at end of period         $ 21.15         $ 16.44         $ 23.20         $ 13.30
     Common shares outstanding at end of period       11,738,000      10,640,000      11,663,000       7,829,000
     Number of shares used to compute:
            Basic earnings per share                  11,698,000       7,901,000      10,139,000       7,784,000
            Diluted earnings per share                12,136,000       8,080,000      10,600,000       7,935,000


                                                      1ST QUARTER    4TH QUARTER   3RD QUARTER    2ND QUARTER    1ST QUARTER
                                                          2003          2002           2002            2002          2002
                                                       ----------    ----------     ----------      ----------    ----------
CONDENSED STATEMENTS OF FINANCIAL POSITION:
     Total assets                                      $2,540,289    $2,409,288     $2,347,594      $2,233,766    $2,174,334
     Portfolio loans                                    2,052,157     1,991,372      1,958,820       1,897,776     1,794,207
     Deposits                                           2,181,440     2,062,072      2,018,051       1,908,359     1,853,343
     Stockholders' equity                                 164,471       160,037        144,838         130,223       126,364
     Total capital                                     $  257,578    $  239,635     $  230,747      $  222,151    $  215,320

KEY PERFORMANCE RATIOS:
     Return on average assets                                0.86%         0.87%          0.78%           0.71%         0.58%
     Return on average equity                               13.10%        14.27%*        13.47%**        12.20%        14.80%***
     Net interest margin                                     4.71%         4.93%          4.90%           4.80%         4.65%
     Efficiency ratio                                       67.13%        64.19%         62.38%          68.38%        73.35%

ASSET QUALITY RATIOS:
     Allowance for loan losses / portfolio loans             1.46%         1.45%          1.42%           1.39%         1.38%
     Total nonperforming loans / portfolio loans             1.27%         1.15%          1.34%           1.23%         1.24%
     Total nonperforming assets / total assets               1.20%         1.15%          1.28%           1.16%         1.14%
     Net charge-offs (annualized) /
       average portfolio loans                               0.16%         0.59%          0.48%           0.24%         0.13%
     Allowance for loan losses / nonperforming loans       115.60%       126.49%        106.07%         112.87%       110.94%

CAPITAL RATIOS:
     Shareholders' equity / total assets                     6.47%         6.64%          6.17%           5.83%         5.81%
     Total capital / total assets                           10.14%         9.95%          9.83%           9.95%         9.90%

     * As adjusted for East Valley Community Bank and Detroit Commerce Bank share exchanges consummated effective December 31, 2002. Also adjusted for Nevada Community Bancorp share exchange consummated effective January 17, 2003, as if it occurred December 31, 2002.
     ** As adjusted for Sunrise Capital Corporation and Indiana Community Bancorp Limited share exchanges consummated on September 30, 2002.
     *** As adjusted for Sun Community Bancorp share exchange consummated on March 31, 2002.


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                           FORWARD-LOOKING STATEMENTS
THIS PRESS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INCLUDE EXPRESSIONS SUCH AS "EXPECTS", "INTENDS", "BELIEVES" AND "SHOULD" WHICH ARE NOT NECESSARILY STATEMENTS OF BELIEF AS TO THE EXPECTED
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PRESENTED DUE TO A VARIETY OF INTERNAL AND EXTERNAL FACTORS. ACTUAL RESULTS
COULD MATERIALLY DIFFER FROM THOSE CONTAINED IN, OR IMPLIED BY, SUCH STATEMENTS. CAPITOL BANCORP LIMITED UNDERTAKES NO OBLIGATION TO RELEASE REVISIONS TO THESE FORWARD-LOOKING STATEMENTS OR REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE OF THIS RELEASE.
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